EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into effective as of January 1, 2007, by and between RONALD GIAMBRA (“Executive”) and RENTRAK CORPORATION, an Oregon corporation (the “Corporation”).

1.                                      SERVICES

1.1                                 Employment Position.  Corporation agrees to employ Executive as Senior Vice President of Corporation’s Theatrical Operations division, and Executive accepts such employment, under the terms and conditions of this Agreement.  Executive also agrees to serve, if elected, without separate compensation, as an officer and/or director of any subsidiary or affiliate of Corporation.  Corporation represents to Executive that it currently has and will maintain directors and officers liability insurance.

1.2                                 Term.

1.2.1                        General.  The term of this Agreement (the “Term”) will commence on January 1, 2007, and, subject to the other provisions of this Section 1.2, will expire December 31, 2007.

1.2.2                        Renewal Term or Terms.  The term of this Agreement will automatically extend into one or more “Renewal Terms” of an additional one-year period that will expire on December 31, 2008 (or December 31 of any such subsequent Renewal Term), unless Corporation, not later than October 31, 2007 (or October 31 of any subsequent Renewal Term), gives written notice (a “Notice of Non-Renewal”) to Executive that the Term will not extend into a Renewal Term.  Corporation may give a Notice of Non-Renewal for any reason or for no reason.  Failure to extend the Term into a Renewal Term will not constitute a termination of Executive’s employment effective as of the end of the Term or any applicable Renewal Term for purposes of this Agreement.  References to the “Term” of this Agreement include the initial Term and, if the Agreement extends into one or more Renewal Terms pursuant to this Section, the Renewal Term or Terms.

1.2.3                        Extension of Term Upon Change in Control.  Notwithstanding the foregoing, in the event of a Change in Control of Corporation, as defined in Section 7.1 of this Agreement, during the Term (or any Renewal Term) of this Agreement, the Term will automatically be extended to December 31 of the second calendar year following the calendar year in which the Change in Control occurs.

1.2.4                        At-Will Employment.  The parties acknowledge that Executive is and will be an at-will employee of Corporation and nothing in this Agreement will limit the right of Corporation or Executive to terminate this Agreement at any time for any reason or for no reason, subject to the provisions of this Agreement describing the compensation payable, if any, in connection with such a termination of employment.

1.2.5                        Compensation Upon Termination Following Term Of Agreement.  Notwithstanding termination of this Agreement, the provisions of Section 6 will continue to apply.

1.3                                 Duties.  During the Term, Executive will serve as Senior Vice President of Corporation’s Theatrical Operations division (the “Theatrical Division”).  Executive will report directly to and be subject to the direction of Corporation’s Chief Executive Officer.  Executive will manage all aspects of the Theatrical Division’s day-to-day operations.  Executive will also be accountable for the Theatrical Division’s annual operating budget and profitability, as well as such other or different duties on behalf of Corporation as may be assigned from time to time by Corporation’s Chief Executive Officer or Board of Directors (the “Board”).  Executive will do such traveling as may be required in the performance of his duties under this Agreement.

1.4                                 Outside Activities.  During his employment under this Agreement, Executive will devote his full business time, energies, and attention to the business and affairs of Corporation, and to the promotion and advancement of its interests.  Executive will perform his services faithfully, competently, and to the best of his abilities and will not engage in professional or personal business activities that may require an appreciable portion of Executive’s time or effort to the detriment of Corporation’s business.

1.5                                 Application of Corporate Policies.  Executive will, except as otherwise provided in this Agreement, be subject to Corporation’s rules, practices, and policies applicable generally to Corporation’s senior executive employees, as such rules, practices, and policies may be revised from time to time by the Board.

2.                                      COMPENSATION AND EXPENSES

2.1                                 Base Salary.  As compensation for services under this Agreement, Corporation will pay to Executive a base salary of $247,200 per year, payable in a manner consistent with Corporation’s payroll practices for management employees, as such practices may be revised from time to time.  Executive’s annual base salary will be increased to $275,000 effective June 1, 2007, and will be reviewed by Corporation’s Chief Executive Officer and Compensation Committee (the “Committee”) on or before April 1 of each year during the Term (commencing in 2008), unless Executive’s employment has been terminated earlier pursuant to this Agreement, to determine if such annual base salary should be increased (but not decreased) for the following fiscal year in recognition of services to Corporation.

2.2                                 Theatrical Division Performance Improvement Incentive Plan.

2.2.1                        Definitions.  For purposes of this Section 2.2, the following terms have this meanings set forth below:

“Bonus Income” means, for any Fiscal Year, the excess of the Net Income for the Theatrical Division for the Fiscal Year over the Threshold Income for the Fiscal Year.

“Fiscal 2007” means the fiscal year that began April 1, 2006, and ends March 31, 2007.

“Fiscal 2008” means the fiscal year beginning April 1, 2007, and ending March 31, 2008.

“Net Income” means, for each Fiscal Year, the net income before income taxes for the Theatrical Division as determined for financial accounting purposes in accordance with Corporation’s standard accounting policies and principles, consistently applied.

“Parameters” mean, for each Fiscal Year, the Theatrical Division’s “Report Card” parameters and the “Personal Expectation” performance parameters established by Corporation’s Chief Executive Officer, with the approval of the Compensation Committee for Executive for a Fiscal Year.  Executive’s Theatrical Division Report Card parameters and Personal Expectation performance parameters for Fiscal 2007 were previously designated by Corporation’s Chief Executive Officer, with the approval of the Compensation Committee, and communicated to Executive.  For Fiscal 2008 and any subsequent Fiscal Year beginning in a Renewal Term, Corporation’s Chief Executive Officer, with the approval of the Compensation Committee, will designate Executive’s Theatrical Division Report Card parameters and Personal Expectation performance parameters no later than May 31, 2007 (or May 31 of that Fiscal Year).

“Parameter Achievement Factors” mean, for each Fiscal Year, the factors, expressed as percentages, determined by Corporation’s Chief Executive Officer, with the approval of the Compensation Committee, after the end of the Fiscal Year to reflect the extent to which the Theatrical Division Report Card Parameters and Executive’s Personal Expectation Parameters for the Fiscal Year have been accomplished.

“Participation Percentage” means, for a Fiscal Year, a percentage specified by Corporation’s CEO, with the approval of the Compensation Committee, to determine Executive’s

Theatrical Division Performance Improvement Incentive Plan bonus.  For Fiscal 2007, Executive’s Participation Percentage is        %.  For Fiscal 2008 and any subsequent Fiscal Year beginning in a Renewal Term, Corporation’s CEO, with the approval of the Compensation Committee will specify Executive’s Participation Percentage no later than May 31, 2007 (or May 31 of that Fiscal Year).

“Performance Achievement Factor” means a factor, expressed as a percentage, rounded to the nearest whole percent, based on the arithmetic average of the Parameter Achievement Factors for a Fiscal Year; provided however that (a) if the average of the Parameter Achievement Factors is less than 75%, the Performance Achievement Factor will be zero, and (b) the Performance Achievement Factor may not exceed 100% unless expressly approved by Corporation’s Chief Executive Officer, with the approval of the Compensation Committee.

“Threshold Income” means the level of Net Income for the Theatrical Division for a Fiscal Year as designated by Corporation’s Chief Executive Officer, with the approval of the Compensation Committee.  For Fiscal 2007, the Threshold Income is the amount approved by the Compensation Committee concurrently with approval of this Agreement.  For Fiscal 2008 and any subsequent Fiscal Year beginning in a Renewal Term, the Compensation Committee will designate the Threshold Income no later than May 31, 2007 (or May 31 of that Fiscal Year).

2.2.2                        Determination of Parameter Achievement Factors.  As soon as practicable after March 31, 2007 (or March 31 of any Fiscal Year beginning in a Renewal Term), Corporation’s CEO, with the approval of the Compensation Committee will evaluate the extent to which the Theatrical Division and Executive have met the Report Card and Personal Expectation parameters and determine the Parameter Achievement Factors for Fiscal 2007 (or such Fiscal Year).

2.2.3                        Incentive Bonus.

(a)                                  Fiscal 2007.  Provided Executive remains an employee of Corporation through at least March 31, 2007, Corporation will pay Executive a bonus under the Theatrical Division Performance Improvement Incentive Plan equal to the product of (a) the Bonus Income for Fiscal 2007, (b) Executive’s Performance Achievement Factor for Fiscal 2007, and (c) Executive’s Participation Percentage for Fiscal 2007.  Such bonus, if any, will be paid to Executive by June 1, 2007.

(b)                                 Fiscal 2008 and Subsequent Fiscal Years Beginning in a Renewal Term.  Provided Executive remains an employee of Corporation through at least March 31, 2008 (or March 31 of any subsequent Fiscal Year that begins during a Renewal Year), Corporation will pay Executive a bonus under the Theatrical Division Performance Improvement Incentive Plan equal to the product of (a) the Bonus Income for Fiscal 2008 (or such subsequent Fiscal Year), (b) Executive’s Performance Achievement Factor for Fiscal 2008 (or such subsequent Fiscal Year), and (c) Executive’s Participation Percentage for Fiscal 2008 (or such subsequent Fiscal Year).  Such bonus, if any, will be paid to Executive by June 1, 2008 (or June 1 of such subsequent Fiscal Year).

2.3                                 Equity-Based or Other Long-Term Incentive Compensation.  Executive will participate, together with Corporation’s other senior executives, in Corporation’s 2005 Stock Incentive Plan (the “Plan”).  Executive will be granted options to purchase shares of Corporation’s common stock and/or other equity-based awards under the Plan, or under another long-term incentive compensation plan that may be developed by Corporation for its senior executives, at the times and in the amounts determined by the Committee.  All awards will be subject to the provisions of the Plan or such other long-term plan.

2.4                                 Additional Employee Benefits.  Executive will receive an annual grant of 208 hours of credit (or such higher number of hours as are credited to Corporation’s other senior executives) under Corporation’s Personal Time Off (PTO) program.  Personal time off and vacation may be taken in accordance with Corporation’s rules, practices, and policies applicable to Corporation’s senior executive employees, as such rules, practices, and policies may be revised from time to time by the Board or the Committee.  During the Term, Executive will be entitled to any other employee benefits approved by the Board or the Committee, or available to officers and other management employees generally, including any life and medical insurance plans, 401(k) and other similar plans, and health and welfare plans, each whether now existing or hereafter approved by the Board or the Committee (“Benefit Plans”).  The foregoing will not be construed to require Corporation to establish any such plans or to prevent Corporation from modifying or terminating any such Benefit Plans.

2.5                                 Expenses.  Subject to review and approval by the chairman of Corporation’s audit committee, Corporation will reimburse Executive for reasonable expenses actually incurred by Executive in connection with the business of Corporation.  Executive will submit to Corporation such substantiation for such expenses as may be reasonably required by Corporation.

3.                                      CONFIDENTIAL INFORMATION

3.1                                 Definition.  “Confidential Information” is all nonpublic information relating to Corporation or its business that is disclosed to Executive, that Executive produces, or that Executive otherwise obtains during employment.  Confidential Information also includes information received from third parties that Corporation has agreed to treat as confidential.  Examples of Confidential Information include, without limitation, marketing plans, customer lists or other customer information, product design and manufacturing information, and financial information.  Confidential Information does not include any information that (i) is within the public domain other than as a result of disclosure by Executive in violation of this Agreement, (ii) was, on or before the date of disclosure to Executive, already known by Executive, or (iii) Executive is required to disclose in any governmental, administrative, judicial, or quasi-judicial proceeding, but only to the extent that Executive is so required to disclose and provided that Executive takes reasonable steps to request confidential treatment of such information in such proceeding.

3.2                                 Access to Information.  Executive acknowledges that in the course of his employment he will have access to Confidential Information, that such information is a valuable asset of Corporation, and that its disclosure or unauthorized use will cause Corporation substantial harm.

3.3                                 Ownership.  Executive acknowledges that all Confidential Information will continue to be the exclusive property of Corporation (or the third party that disclosed it to Corporation), whether or not prepared in whole or in part by Executive and whether or not disclosed to Executive or entrusted to his custody in connection with his employment by Corporation.

3.4                                 Nondisclosure and Nonuse.  Unless authorized or instructed in advance in writing by Corporation, or required by law (as determined by licensed legal counsel), Executive will not, except as required in the course of Corporation’s business, during or after his employment, disclose to others or use any Confidential Information, unless and until, and then only to the extent that, such items become available to the public through no fault of Executive.

3.5                                 Return of Confidential Information.  Upon request by Corporation during or after his employment, and without request upon termination of employment pursuant to this Agreement, Executive will deliver immediately to Corporation all written, stored, saved, or otherwise tangible materials containing Confidential Information without retaining any excerpts or copies.

3.6                                 Duration.  The obligations set forth in this Section 3 will continue beyond the term of employment of Executive by Corporation and for so long as Executive possesses Confidential Information.

3.7                                 Effect of Prior Agreement.  Executive acknowledges that the provisions of this Section 3 are in addition to and do not supersede the provisions of that Employee Confidentiality Agreement (the “Prior Agreement”) between Corporation and Executive dated effective June 17, 1992, and that the Prior Agreement remains in full force and effect.

4.                                      TERMINATION

Executive’s employment under this Agreement will terminate prior to the end of the Term as follows:

4.1                                 Death.  Executive’s employment will terminate automatically upon the date of Executive’s death.

4.2                                 Disability.  Company may, at its option, terminate Executive’s employment under this Agreement upon written notice to Executive if Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of his position, with reasonable accommodation, required of him under this Agreement for a continuous period of 120 days or any 180 days within any 12-month period.

4.3                                 Termination by Corporation for Cause.  Corporation may terminate Executive’s employment under this Agreement for Cause at any time.  For purposes of this Agreement, “Cause” means:  (a) Executive’s willful material misconduct in performance of the duties of his position with Corporation or a material breach by Executive of this Agreement, (b) Executive’s willful commission of a material act of malfeasance, dishonesty, or breach of trust against Corporation or its successors that materially harms or discredits Corporation or its successors or is materially detrimental to the reputation of Corporation or its successors, or (c) Executive’s conviction of or a plea of nolo contendere to a felony involving moral turpitude.  In all cases, Corporation will give Executive notice setting for forth in reasonable detail the specific respects in which the Corporation believes it has Cause to terminate Executive and allow Executive a reasonable opportunity to correct such conduct.

4.4                                 Termination by Executive for Good Reason.  Executive may terminate his employment with Corporation under this Agreement for “Good Reason” if Corporation has not cured the actions or circumstances which are the basis for such termination within 30 days following receipt by the Board of written notice from Executive setting forth the actions or circumstances constituting Good Reason.  For purposes of this Agreement, “Good Reason” means:

(a)                                  Failure of Corporation to comply with the terms of this Agreement; or

(b)                                 The occurrence (without Executive’s express written consent) of any of the following acts by Corporation or failures by Corporation to act:

(i)                                     A substantial adverse alteration in the nature or status of Executive’s title, position, duties, or reporting responsibilities as an executive of Corporation;

(ii)                                  A reduction in Executive’s base salary as set forth in this Agreement or as the base salary may be increased from time to time;

(iii)                               The failure by Corporation to continue to provide Executive with benefits and participation in Benefit Plans made available by Corporation to its senior executives; or

(iv)                              The relocation of Corporation’s executive offices at which Executive is to provide services to a location more than 35 miles from its current location at 15000 Ventura Boulevard, Suite 200, Sherman Oaks, California.

4.5                                 Termination by Corporation Without Cause.  Corporation may terminate Executive’s employment with Corporation without Cause for any reason or for no reason at any time by written notice to Executive.

4.6                                 Termination by Executive Without Good Reason.  Executive may terminate Executive’s employment with Corporation other than for Good Reason for any other reason or for no reason at any time by written notice to the Chief Executive officer of the Corporation.

5.                                      COMPENSATION UPON TERMINATION DURING TERM OF AGREEMENT

5.1                                 Definitions.  For purposes of Section 5.3 and Section 6.2, the following terms have this meanings set forth below:

“Applicable Severance Period” means the greater of (i) nine months, or (ii) a period equal to three months for each full four years of continuous service as an employee of Corporation, determined based on the number of full years of service as of the date of termination.  For example, for an employee with 18 years of continuous service as of the date of termination, the Applicable Severance Period would be 12 months.

“Outside Payment Date” means the 15th day of the third calendar month of the calendar year immediately following the date of termination of Executive.

5.2                                 Death or Disability.  Upon termination of Executive’s employment pursuant to Section 4.1 or Section 4.2 prior to the expiration of the Term, all obligations of Corporation under this Agreement will cease, except that Executive will be entitled to:

(a)                                  Accrued base salary through the date of Executive’s termination of employment; and

(b)                                 Other benefits under Benefit Plans to which Executive was entitled upon such termination of employment in accordance with the terms of such Benefit Plans.

5.3                                 Termination Without Cause or by Executive for Good Reason.

(a)                                  Monthly Severance Payments.

(i)                                     In the event that no Change in Control (as defined in Section 7.1) has occurred and, prior to the expiration of the Term, Executive terminates his employment with Corporation for Good Reason under Section 4.4 or Corporation terminates Executive’s employment with Corporation without Cause under Section 4.5, Executive will be entitled to the benefits described in Section 5.2, plus severance payments equal to the Applicable Severance Period (or, if longer, the number of whole calendar months remaining in the Term) multiplied by the base salary per month in effect as of the date of termination, payable in equal monthly installments (each installment, a “Monthly Severance Payment”).  Monthly Severance Payments will be paid in monthly installments commencing in the calendar month following termination; provided however, that if the period over which Monthly Severance Payments would otherwise be payable would extend beyond the Outside Payment Date, the unpaid portion of the aggregate amount of Monthly Severance Payments (plus the unpaid portion of any amounts being paid to or reimbursed to Executive under Section 5.3(b) for medical and dental benefits) as of the Outside Payment Date will be paid to Executive in a lump sum not later than the Outside Payment Date.

(ii)                                  Corporation’s obligations to pay Monthly Severance Payments under this Section 5.3(a) and to continue medical and dental insurance benefits as provided in Section 5.3(b) are expressly conditioned on (i) Executive’s execution of a release (in the form attached to this Agreement as Appendix 5.3(a)(ii), with such modifications specifically in response to changes in applicable law as counsel for Corporation determines to be reasonably necessary or desirable to ensure effective release of all claims) of any and all claims that Executive may hold through the date such release is executed against Corporation or any of its subsidiaries or affiliates, and (ii) the expiration of any applicable revocation period specified in such release without revocation of the release by Executive.

(iii)                               Monthly Severance Payments will be payable in a manner consistent with Corporation’s payroll practices for management employees.

(iv)                              Executive will not be required to mitigate the Monthly Severance Payments pursuant to this Agreement by seeking other employment; provided however, that amounts payable by Corporation as Monthly Severance Payments will be reduced by compensation actually received by Executive from a new employer during the severance period described above.

(b)                                 Medical, Dental, Life, and Disability Insurance Benefits.  In addition to Monthly Severance Payments, subject to the execution of a release as described in Section 5.3(a)(ii), Corporation will continue to provide or will arrange to provide (at Corporation’s cost) Executive with medical, dental, life, and disability insurance benefits substantially similar to those to which Executive was entitled as of the date of termination until Corporation’s obligation to make Monthly Severance Payments expires; provided, however, that if Executive is employed with another employer and is eligible to receive medical, dental, life, and disability insurance benefits under another employer-provided plan, Corporation’s obligation to provide the medical, dental, life, and disability benefits described in this paragraph will terminate automatically.

5.4                                 Termination For Cause or by Executive Without Good Reason.  In the event that, prior to the expiration of the Term, Corporation terminates Executive’s employment with Corporation for Cause under Section 4.3, or Executive terminates his employment with Corporation for other than Good Reason under Section 4.4, Corporation’s obligations under this Agreement will cease and Executive will be entitled to that portion of his base salary and employment benefits for which he is qualified as of the date of termination and Executive will not be entitled to any other compensation or consideration.

5.5                                 Compliance with IRC Section 409A.  To the extent required by IRC § 409A as enacted by the American Jobs Creation Act of 2004, and regulations under that section, payment of severance benefits to Executive under any provision of Sections 5, 6, or 7 of this Agreement will not be paid, or commenced, until the expiration of six months following the date of termination of Executive’s employment with Corporation.  If monthly payments are deferred pursuant to this Section, all such deferred amounts will be paid in a lump sum on the expiration of the six-month period.

6.                                      COMPENSATION UPON TERMINATION FOLLOWING TERM OF AGREEMENT

6.1                                 Application of Section.  The provisions of this Section 6 apply only to officers of Corporation who have five or more continuous years of employment with Corporation.

6.2                                 Termination Without Cause or by Executive for Good Reason.

(a)                                  Monthly Severance Payments.

(i)                                     In the event that no Change in Control (as defined in Section 7.1) has occurred and, after the expiration of the Term, Executive terminates his employment with Corporation for Good Reason under Section 4.4 or Corporation terminates Executive’s employment with Corporation without Cause under Section 4.5, Executive will be entitled to the benefits described in Section 5.2, plus severance payments equal to the Applicable Severance Period multiplied by the base salary per month in effect as of the date of termination, payable in equal monthly installments (each installment, a “Monthly Severance Payment”).  For purposes of this Section 6, Executive will not be entitled to any severance payment in connection with any termination, including without limitation termination by reason of or in connection with Executive’s death or Disability, other than an involuntary termination by Corporation without Cause or a voluntary termination by Executive with Good Reason after the expiration of the Term.  Monthly Severance

Payments will be paid in monthly installments commencing in the calendar month following termination; provided however, that if the period over which Monthly Severance Payments would otherwise be payable would extend beyond the Outside Payment Date, the unpaid portion of the aggregate amount of Monthly Severance Payments (plus the unpaid portion of any amounts being paid to or reimbursed to Executive under Section 6.2(b) for medical and dental benefits) as of the Outside Payment Date will be paid to Executive in a lump sum not later than the Outside Payment Date.

(ii)                                  Corporation’s obligations to pay Monthly Severance Payments under this Section 6.2(a) and to continue medical and dental insurance benefits as provided in Section 6.2(b) are expressly conditioned on (i) Executive’s execution of a release (in the form attached to this Agreement as Appendix 5.3(a)(ii), with such modifications specifically in response to changes in applicable law as counsel for Corporation determines to be reasonably necessary or desirable to ensure effective release of all claims) of any and all claims that Executive may hold through the date such release is executed against Corporation or any of its subsidiaries or affiliates, and (ii) the expiration of any applicable revocation period specified in such release without revocation of the release by Executive.

(iii)                               Monthly Severance Payments will be payable in a manner consistent with Corporation’s payroll practices for management employees.

(iv)                              Executive will not be required to mitigate the Monthly Severance Payments pursuant to this Agreement by seeking other employment; provided however, that amounts payable by Corporation as Monthly Severance Payments will be reduced by compensation actually received by Executive from a new employer during the severance period described above.

(b)                                 Medical, Dental, Life, and Disability Insurance Benefits.  In addition to Monthly Severance Payments, subject to the execution of a release as described in Section 5.3(a)(ii), Corporation will continue to provide or will arrange to provide (at Corporation’s cost) Executive with medical, dental, life, and disability insurance benefits substantially similar to those to which Executive was entitled as of the date of termination until Corporation’s obligation to make Monthly Severance Payments expires; provided, however, that if Executive is employed with another employer and is eligible to receive medical, dental, life, and disability insurance benefits under another employer-provided plan, Corporation’s obligation to provide the medical, dental, life, and disability benefits described in this paragraph will terminate automatically.

6.3                                 Effect of Expiration of Term.  The provisions of this Section 6 will continue to apply and will be binding on Corporation and Executive after the expiration of the Term for so long as Executive continues to be an employee of Corporation unless expressly revoked or modified in writing by Corporation and Executive.

7.                                      EFFECT OF CHANGE IN CONTROL

7.1                                 Definitions.

“Change in Control”.  For purposes of this Agreement, a “Change in Control” will be deemed to have occurred upon the first fulfillment of the conditions set forth in any one of the following three paragraphs:

(a)                                  Any “person” (as that term is defined in Section 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a trustee or other fiduciary holding securities under an employee benefit plan of Corporation, is or becomes a beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of

Corporation representing 25% or more of the combined voting power of Corporation’s then outstanding securities;

(b)                                 A majority of the directors elected at any annual or special meeting of shareholders are not individuals nominated by Corporation’s then incumbent Board; or

(c)                                  The shareholders of Corporation approve a merger or consolidation of Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of Corporation outstanding immediately prior to such transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of Corporation or of such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of Corporation approve a plan of complete liquidation of Corporation or an agreement for the sale or disposition by Corporation of all or substantially all of its assets.

“Other Payment” means any payment or benefit payable to Executive in connection with a Change in Control of Corporation pursuant to any plan, arrangement, or agreement (other than this Agreement) with Corporation, a person whose actions result in such Change in Control, or any person affiliated with Corporation or such person.

“Total Payments” means all payments or benefits payable to Executive in connection with a Change in Control, including Change in Control Payments pursuant to this Agreement and any Other Payments pursuant to any other plan, agreement, or arrangement with Corporation, a person whose actions result in the Change in Control, or any person affiliated with Corporation or such person.

7.2                                 Compensation Upon Termination Following a Change in Control.

(a)                                  Change in Control Payments.  In the event of Corporation’s termination of Executive without Cause, or Executive’s termination of employment with Corporation for Good Reason, following a Change in Control and at any time during the Term of this Agreement (as extended pursuant to Section 1.2), Executive will be entitled to the benefits described in Section 5.1 plus the following payments (the “Change in Control Payments”):

(i)                                     In lieu of any further salary payments to Executive for the periods subsequent to the date of termination, an amount of severance pay equal to 200% multiplied by the sum of (A) Executive’s annual base salary, at the rate in effect on the date the Change in Control occurs, plus (B) the average annual incentive cash compensation (if any) paid to Executive or accrued to Executive’s benefit (prior to any deferrals) in respect of the two fiscal years of Corporation last ended prior to the fiscal year in which the Change in Control occurs, payable in a lump sum within 60 days of Executive’s termination of employment with Corporation; and

(ii)                                  Continuation for a period of two years following such termination of Executive’s participation in all Benefit Plans in which Executive was entitled to participate immediately before the Change in Control, provided that such continued participation is possible under the general terms and provisions of such Benefit Plans.  In the event Executive’s continued participation in any Benefit Plan is barred by the provisions of the Benefit Plan, Corporation will, at Corporation’s cost, arrange to provide Executive with benefits substantially similar to those which Executive was entitled to receive under the Benefit Plan.

(b)                                 Reduction.  In the event that any portion of the Total Payments payable to Executive in connection with a Change in Control of Corporation would constitute an “excess parachute payment” within the meaning of IRC § 280G(b) that is subject to the excise tax imposed on so-called excess parachute payments pursuant to IRC §4999 (an “Excise Tax”), the Change in Control Payments otherwise payable under Section 7.2(a) will be reduced to avoid such Excise Tax if, and to the extent that, such reduction will result in a larger after-tax benefit to Executive, taking into account all applicable federal, state, and local income and excise taxes.

(c)                                  Application.  For purposes of this Section 7.2:

(i)                                     No portion of the Total Payments, the receipts or enjoyment of which Executive has effectively waived in writing prior to the date of payment of any Change in Control Payments, will be taken into account;

(ii)                                  No portion of the Total Payments will be taken into account which, in the opinion of tax counsel selected by Corporation and reasonably acceptable to Executive (“Tax Counsel”), does not constitute a “parachute payment” within the meaning of IRC § 280G;

(iii)                               If Executive and Corporation disagree whether any payment of Change in Control Payments will result in an Excise Tax or whether a reduction in any Change in Control Payments will result in a larger after-tax benefit to Executive, the matter will be conclusively resolved by an opinion of Tax Counsel;

(iv)                              Executive agrees to provide Tax Counsel with all financial information necessary to determine the after-tax consequences of payments of Change in Control Payments for purposes of determining whether, or to what extent, Change in Control Payments are to be reduced pursuant to Section 7.2(b); and

(v)                                 The value of any noncash benefit or any deferred payment or benefit included in the Total Payments, and whether or not all or a portion of any payment or benefit is a “parachute payment” for purposes of this Section 7.2, will be determined by Corporation’s independent accountants in accordance with the principles of IRC § 280(G)(d)(3) and (4).

(d)                                 Effect on Other Agreements.  In the event that any other agreement, plan, or arrangement providing for Other Payments (an “Other Agreement”) has a provision that requires a reduction in the Other Payment governed by such Other Agreement to avoid or eliminate an “excess parachute payment” for purposes of IRC § 280G, the reduction in Change in Control Payments pursuant to Section 7.2(b) will be given effect before any reduction in the Other Payment pursuant to the Other Agreement.  To the extent possible, Corporation and Executive agree that reductions in benefits under any plan, program, or arrangement of Corporation will be reduced (only to the extent described in Section 7.2(b)) in the following order of priority:

(i)                                     Change in Control Payments under this Agreement;

(ii)                                  Benefit Plan benefit continuation pursuant to Section 7.2(a)(ii); and

(iii)                               The acceleration in the exercisability of any stock option or other stock related award granted by Corporation.

8.                                      REMEDIES

The respective rights and duties of Corporation and Executive under this Agreement are in addition to, and not in lieu of, those rights and duties afforded to and imposed upon them by law or at equity.  Executive acknowledges that any breach or threatened breach of Section 3 of this Agreement will cause irreparable harm to Corporation and that any remedy at law would be inadequate to protect the legitimate interests of Corporation.

Executive agrees that Corporation will be entitled to specific performance, or to any other form of injunctive relief to enforce its rights under Section 3 of this Agreement without the necessity of showing actual damage or irreparable harm or the posting of any bond or other security.  Such remedies will be in addition to any other remedy available to Corporation at law or in equity.

9.                                      SEVERABILITY OF PROVISIONS

The provisions of this Agreement are severable, and if any provision of this Agreement is held invalid, unenforceable, or unreasonable, it will be enforced to the maximum extent permissible, and the remaining provisions of the Agreement will continue in full force and effect.

10.                               NONWAIVER

Failure of Corporation at any time to require performance of any provision of this Agreement will not limit the right of Corporation to enforce the provision.  No provision of this Agreement or breach of this Agreement may be waived by either party except in writing signed by that party.  A waiver of any breach of a provision of this Agreement will be construed narrowly and will not be deemed to be a waiver of any succeeding breach of that provision or a waiver of that provision itself or of any other provision.

11.                               NOTICES

All notices required or permitted under this Agreement must be in writing and will be deemed to have been given if delivered by hand, or mailed by first-class, certified mail, return receipt requested, postage prepaid, to the respective parties as follows (or to such other address as any party may indicate by a notice delivered to the other parties hereto):  (i) if to Executive, to his residence as listed in Corporation’s records, and (ii) if to Corporation, to the address of the principal office of Corporation, at:

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon  97220

12.                               ATTORNEY FEES

In the event of any suit or action or arbitration proceeding to enforce or interpret any provision of this Agreement (or which is based on this Agreement), the prevailing party will be entitled to recover, in addition to other costs, the reasonable attorney fees incurred by the prevailing party in connection with such suit, action, or arbitration, and in any appeal therefrom.  The determination of who is the prevailing party and the amount of reasonable attorney fees to be paid to the prevailing party will be decided by the arbitrator or arbitrators (with respect to attorney fees incurred prior to and during the arbitration proceedings) and by the court or courts, including any appellate courts, in which the matter is tried, heard, or decided, including the court which hears any exceptions made to an arbitration award submitted to it for confirmation as a judgment (with respect to attorney fees incurred in such confirmation proceedings).

13.                               GOVERNING LAW

This Agreement will be construed in accordance with the laws of the state of Oregon, without regard to any conflicts of laws rules.  Any suit or action arising out of or in connection with this Agreement, or any breach of this Agreement, must be brought and maintained in the Circuit Courts of the State of Oregon.  The parties hereby irrevocably submit to the jurisdiction of such court for the purpose of such suit or action and hereby expressly and irrevocably waive, to the fullest extent permitted by law, any claim that any such suit or action has been brought in an inconvenient forum.

14.                               GENERAL TERMS AND CONDITIONS

This Agreement constitutes the entire understanding of the parties relating to the employment of Executive by Corporation, and supersedes and replaces all written and oral agreements heretofore made or existing by and between the parties relating to such employment.  Executive acknowledges that he has read and understood all of the provisions of this Agreement, that the restrictions contained in Section 3 of this Agreement are reasonable and necessary for the protection of Corporation’s business and that Executive entered into this contract in connection with a bona fide advancement of Executive with Corporation in that Executive was granted a long-term employment contract.  This Agreement will inure to the benefit of any successors or assigns of Corporation.  All captions used in this Agreement are intended solely for convenience of reference and will in no way limit any of the provisions of this Agreement.

The parties have executed this Employment Agreement as of the date stated above.

RENTRAK CORPORATION

By:
Ronald Giambra	Title:	Chief Executive officer

APPENDIX 5.3(a)(ii)

FORM OF

AGREEMENT AND RELEASE

THIS AGREEMENT AND RELEASE (“Release”) is made on this        day of                               , 200    , by and between Rentrak Corporation, an Oregon corporation (“Corporation”) and Ronald Giambra (“Executive”).  Corporation and Executive agree as follows:

1.                                      Payment to Executive.

(a)                                  Upon the execution of this Release, and after expiration of the revocation period specified in Section 9 of this Release, Corporation will commence payment of the applicable Monthly Severance Payments described in Section 6 of Executive’s Employment Agreement dated January 1, 2007 (the “Employment Agreement”), less normal deductions and withholdings.

(b)                                 Executive specifically acknowledges and agrees that Corporation has paid Executive all wages and other compensation and benefits to which Executive is entitled except those described in Paragraph 1(a) of this Release and that the execution of this Release is a conditions precedent to Corporation’s obligation to make the Monthly Severance Payments.

2.                                      Release by Executive.

Executive hereby completely releases and forever discharges Corporation and each of its past, present, and future parent and subsidiary corporations and affiliates and each of their respective past, present, and future shareholders, officers, directors, agents, employees, insurers, successors, and assigns (collectively, the “Released Parties”), from any and all claims, liabilities, demands, and causes of action of any kind, whether statutory or common law, in tort, contract, or otherwise, in law or in equity, and whether known or unknown, foreseen or unforeseen, in any way arising out of, concerning, or related to, directly or indirectly, Executive’s employment with Corporation, including, but not limited to, the termination of Executive’s employment based on any act or omission on or prior to the effective date of this Release, but not including any claim for workers’ compensation or unemployment insurance benefits.  Without limiting the generality of the foregoing, this release specifically includes, but is not limited to, a release of claims arising under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act; and ORS chapters 652, 653, and 659A, and any amendments to any of such laws.

3.                                      Return of Corporation Property.

Executive represents and warrants that Executive has returned to Corporation all property belonging to Corporation, including, but not limited to, all documents or other media containing confidential or proprietary information of Corporation (including without limitation customer, production, and pricing information), and all Corporation credit cards, keys, cellular telephones, and computer hardware and software.

4.                                      No Liability or Wrongdoing.

Corporation specifically denies any liability or wrongdoing whatsoever.  Neither this Release nor any of its provisions, terms, or conditions constitute an admission of liability or wrongdoing or may be offered or received in evidence in any action or proceeding as evidence of an admission of liability or wrongdoing.

5.                                      Severability.

If any provision of this Release is found by any court to be illegal or legally unenforceable for any reason, the remaining provisions of this Release will continue in full force and effect.

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6.                                      Attorney Fees.

If any action is brought to interpret or enforce this Release or any part of it, the prevailing party will be entitled to recover from the other party its reasonable attorney fees and costs incurred therein, including all attorney fees and costs on any appeal or review.

7.                                      Choice of Law.

This Release will be governed by the laws of the state of Oregon, without regard to its principles of conflicts of laws.

8.                                      Consideration of Agreement.

Executive acknowledges that Corporation has advised him in writing to consult with an attorney before signing this Release and that he has been given at least 21 days to consider whether to execute this Release.  For purposes of this 21-day period, Executive acknowledges that this Release was delivered to him on                 , 20    , that the 21-day period will expire                       , 20    , and that he may have until that date to consider the Release.

9.                                      Revocation.

Executive may revoke this Release by written notice, delivered to                        within seven days following his date of signature as set forth below.  This Release becomes effective and enforceable after such seven-day period has expired.

10.                               Knowing and Voluntary Agreement.

Executive acknowledges and agrees that:  (a) the only consideration for this Release is the consideration expressly described in this document; (b) he has carefully read the entire Release; (c) he has had the opportunity to review this Release and to have it reviewed and explained to him by an attorney of his choosing; (d) he fully understands the final and binding effect; and (e) he is signing this Release voluntarily and with the full intent of releasing Corporation from all claims.

11.                               Miscellaneous.

The benefits of this Release will inure to the successors and assigns of the parties.  This is the entire agreement between Executive and Corporation regarding the subject matter of this Release and neither party has relied on any representation or statement, written or oral, that is not set forth in this Release.  Executive represents and warrants that Executive has not assigned any claim that Executive may have against the Released Parties to any person or entity.

RENTRAK CORPORATION

By:
Ronald Giambra
Title:

Date:			Date:

STATE OF	)
	)	SS
COUNTY OF	)

This instrument was acknowledged before me on                     , 20      , by                         .

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